Exhibit 10.30
Basic Agreement
Article 1: General Principles
Section 1 (Applicability)
1.1 This Agreement shall apply to all Individual Contracts for transactions between the Seller and the Buyer, in which the Seller is providing materials (including intangible materials and services, hereafter the “Materials”) to the Buyer from its headquarters or the materials departments of any of its offices.
Section 2 (Purpose of the Agreement)
2.1 The Parties enter into this Agreement with the understanding that it is based on a mutual trust relationship between the Parties, and that it shall be executed in good faith and with the goodwill of both Parties, in the interest of continuing equitable transactions between them.
Section 3 (Changes and Additions to the Agreement)
3.1 This Agreement may be modified or added to, as required, upon the written agreement of both Parties, and such agreements shall be incorporated into this Agreement.
Section 4 (Relationship between this Agreement and the Individual Contracts)
4.1 If any Individual Contracts are executed between the Parties during the term of this Agreement, the Parties shall abide by the terms of both this Agreement and the Individual Contracts.
4.2 Should any conflict arise between the terms of this Agreement and those of an Individual Contract, the terms of the Individual Contract shall take precedence.
Article 2: Individual Contracts
Section 5 (Individual Contracts)
5.1 In principle, issuance of a purchase order by the Buyer constitutes application for an Individual Contract.
5.2 Application as noted above shall, in principle, be in the format specified by the Buyer. The Individual Contract becomes effective upon the Seller’s approval of the Buyer’s application.
Article 3: Delivery of Materials
Section 6 (Delivery Date)
6.1 Delivery Date is defined as the exact date on which Materials are to be delivered to the location specified by the Buyer.
6.2 When the Delivery Date specified in the Individual Contract falls on a date when the Buyer’s offices are closed, Delivery shall be made on the day before such closing date (or the day before the first day of any multi-day closing).

Section 7 (Delivery Prior to Delivery Date)
7.1 The Seller must obtain the Buyer’s permission in advance when delivering the Materials prior to the Delivery Date.
Section 8 (Late Deliveries)
8.1 Should the Seller find it will be unable to deliver the Materials by the Delivery Date, regardless of whether or not such delay is attributable to the Seller, it must promptly notify Buyer of such delay, and follow the Buyer’s subsequent instructions regarding delivery.
8.2 Except where otherwise agreed to in writing, such notifications and instructions as may be exchanged between the Parties under 8.1, above, shall not constitute a change in the Delivery Date.
Section 9 (Invoices and Other Documents)
9.1 Upon delivery of the Materials, the Seller shall submit to the Buyer delivery statements as prescribed by the Buyer, along with any blueprints and specification sheets the Buyer may have provided to the Seller, provided, however, that this shall not apply to any blueprints and specification sheets the Buyer has agreed the Seller may continue to use.
9.2 Upon delivery of the Materials, the Seller shall submit any test results analysis, manuals, and regulatory agency permits required, in accordance with the Buyer’s purchase order, specification sheet, and/or the terms of the Individual Contract.
Section 10 (Safeguards)
10.1 The Seller must, in the delivery of the Materials, and otherwise in its execution of the Individual Contracts, comply with all applicable laws, regulations, and regulatory agency instructions and guidance based on such laws (hereafter, the “Regulations”), as well as the rules and instructions of the Buyer, as well as providing adequate consideration to safety, disaster prevention, and environmental management.
10.2 If in the delivery of the Materials, or otherwise in its execution of the Individual Contracts, environmental pollution or other accident occurs, the Seller must promptly inform the Buyer of such occurrence, and must immediately take emergency steps to remedy the situation, while also taking all possible measures to prevent a recurrence of such pollution or accidents.
10.3 The Seller is liable to the Buyer and any third party for any damages caused by pollution or accident, as noted above, attributable to the Seller.
10.4 The Seller must cooperate with any inspection of, or request for materials from the Buyer regarding the Seller’s safety, disaster prevention, and environmental management measures.
Article 4: Testing
Section 11 (Testing)
11.1 Upon delivery of the Materials by the Seller to the location specified by the Buyer, the Buyer will conduct tests of the Materials. All testing methods, pass or fail standards, and other detailed terms governing such tests will be as determined separately by the Buyer.

Should the Materials be delivered to a location other than the Buyer’s own facility, the Buyer may, at its discrection, send an individual assigned by the Buyer to perform such tests.
11.2 The Buyer shall inform the Seller of any Materials that do not pass the Buyer’s tests.
Section 12 (Interim Testing)
12.1 Prior to delivery of Materials by the Seller, the Buyer may, at its discretion, send an individual assigned by the Buyer to perform interim testing at the Seller’s office, factory, or other facility where the Materials are located, and provide instruction to the Seller as necessary.
Section 13 (Handling of Rejected Products)
13.1 Should the Materials fail to pass testing, the Seller must, at the direction of the Buyer, promptly provide replacement Materials and take corrective action to repair the failed Materials, or provide other such services as specified in the Individual Contract.
13.2 Should testing reveal a shortfall, the Seller must, within the time period specified by the Buyer, deliver Materials sufficient to remedy the shortfall.
13.3 Should any Materials that have failed testing be determined by the Buyer to be useable, the Buyer may, at its discretion, accept delivery of such Materials at an equitable valuation lower than the established price (hereafter, “Special Use”).
13.4 The Buyer may invoice the Seller for all reasonable costs required under the Special Use, including the cost of screening, assessing, and repairing any such Materials.
Section 14 (Rejected Products and Overages)
14.1 The Seller must promptly take possession of rejected products and delivery overages, provided, however, that such requirement shall not apply in the case of rejected products accepted by the Buyer under the Special Use provision.
14.2 Should the Seller fail to take possession of rejected products and delivery overages, the Buyer may arrange to return such products to the Seller, and invoice the Seller for any costs thereby incurred.
Section 15 (Transfer of Rights)
15.1 Rights to the Materials shall transfer from the Seller to the Buyer upon successful completion of testing, or, in the case of Materials which have failed testing, upon acceptance by the Buyer under the Special Use provision.
Section 16 (Redelivery)
16.1 Should delivered Materials be lost, damaged, or deteriorate prior to passing testing or acceptance under Special Use, the Seller must deliver replacement Materials to Buyer, except where such damage or loss is attributable to Buyer.
Article 5: Payment
Section 17 (Payment)
17.1 The Buyer shall post as accounts payable all Materials which have passed testing or which have been accepted under Special Use within the billing month, and shall, at the end of each month, deliver to the Seller a detailed statement of the accounts payable balance (hereafter, the “Statement”) at a location to be specified by Buyer.
17.2 Unless the Seller issues a notice of discrepancy in writing within ten days after receipt of the Statement, the Buyer shall process payment of the amount shown on the Statement by the date and in the form of payment specified therein.
Section 18 (Offsets)
18.1 The Buyer may offset any obligations payable to the Seller with any amounts owed by the Seller to the Buyer, including the cost of the supplied materials under Section 20 below, and other payments advanced by the Buyer, as such amounts occur.
18.2 Upon completion of such offsets, the Buyer and the Seller shall, in principle, exchange bills of receipt, except in cases where the Buyer may notify the Seller of the Statement details in lieu of issuing a receipt.
Article 6: Warranty
Section 19 (Warranty after Successful Testing or Acceptance under Special Use)
19.1 Except where otherwise provided for in the Individual Contract, should any defects be found in the Materials within one year of successful testing or acceptance under Special Use, the Seller shall, at the Buyer’s instruction and at the Seller’s cost, promptly replace or repair such Materials in accordance with the terms of the Individual Contract.
19.2 In the case of such defects as noted in 19.1 above, the Buyer may, in lieu of or in addition to the Material replacement and/or repair, invoice the Seller for compensation of damages or a reduction in price.
19.3 Notwithstanding expiration of the warranty period indicated in 19.1, above, should any defect in the Materials be found to be attributable to the Seller, the parties agree to discuss compensation for any damages to the Buyer that may result from such defects.
Article 7: Supplied Materials and Jigs/Tools
Section 20 (Provision of Supplied Materials)
20.1 The Buyer may, when deemed necessary to maintain the quality, functionality, and standards of the Materials, or for any other equitable reason, provide the Seller with certain materials and parts (hereafter, the “Supplied Materials”) necessary in the manufacture of the Materials.
20.2 In the case of such provision as noted in 20.1 above, the Supplied Materials will, in principle, be provided for a fee at prices to be determined by the Buyer, and shall be delivered to the Seller at a location in its business office to be specified by the Buyer.
Section 21 (Inspection of Supplied Materials; Notices)
21.1 The Seller shall inspect all Supplied Products promptly upon their taking acceptance of them, and shall promptly inform the Buyer of any defects or shortfalls therein.
21.2 The Seller shall promptly inform the Buyer of any other defects revealed later, which were not found in the original inspection process as noted in 21.1, above.

Section 22 (Title of Supplied Materials)
22.1 Ownership of the Supplied Materials shall transfer from the Buyer to the Seller upon completion of payment for such Supplied Materials, when provided for a fee, and shall remain with the Buyer when supplied without charge to the Seller.
Section 23 (Sale and Leasing of Jigs/Tools)
23.1 Should the Buyer lease to the Seller any equipment, machinery, jigs/tools, molds, or other items (hereafter, the “Jigs/Tools”) necessary in the manufacture of the Materials, the Parties shall specify lease term, price, and method of payment in a contract to be entered into separately.
23.2 Should the Buyer sell Jigs/Tools to the Seller, ownership of such Jigs/Tools shall remain with the Buyer until all payment for such Jigs/Tools is complete, with sale prices and terms of payment to be specified in a contract to be entered into separately.
23.3 The Seller shall not transfer or sublease to a third party the Jigs/Tools belonging to the Buyer, except with the prior permission in writing of the Buyer.
Section 24 (Custody of Supplied Materials and Jigs/Tools)
24.1 The Seller shall maintain the Supplied Materials and the Jigs/Tools under the careful supervision of a qualified manager, and further shall comply with the following:
1)	The Supplied Products and the Jigs/Tools belonging to the Buyer shall be used only for the purpose of manufacturing Materials ordered by the Buyer.

2)	To avoid confusion with other items, the Supplied Materials and the Jigs/Tools belonging to the Buyer shall be labeled as such, and shall be accounted for separately.
24.2 The Buyer may, at its discretion, call for inspection of, and as needed, request improvements in, the management of its Supplied Materials and Jigs/Tools at the Seller’s factories and business office.
24.3 The Buyer may, at any time deemed necessary, request that the Seller return any Supplied Materials and/or the Jigs/Tools in its possession that belong to the Buyer.
Section 25 (Loss of or Damage to Supplied Materials and Jigs/Tools)
25.1 Should any Supplied Materials or Jigs/Tools belonging to the Buyer be lost or damaged through causes attributable to the Seller, the Buyer may request the Seller to repair such items to their original condition or provide replacements, and may invoice the Seller for any damages incurred therein.
Article 8: Management of Blueprints and Other Data
Section 26 (Management of Blueprints and Other Data)
26.1 The Seller shall maintain all blueprints, specification sheets, film, magnetic tape, floppy disks, magnetic disks, optical disks, MO disks, ROM, CD-ROM, and all other documents and media (hereafter, the “Blueprints and Media”) provided by the Buyer, as well as programs and all other data provided via the Blueprints and Media, under the careful supervision of a qualified manager, and further shall comply with the following:
1)	The Blueprints and Media shall be used only for the purpose for which they were provided or supplied by the Buyer.

2)	The Seller shall not copy, allow access to, lend, divulge, leak, or otherwise provide the Blueprints and Media to any third party without the prior written permission of the Buyer.

3)	The Seller shall return all the Blueprints and Media promptly upon the completion of their objective, or at the instruction of the Buyer (in accordance with 9.1, above, or at the direction of the Buyer).
26.2 Any Blueprints and Media copied by the Seller with the permission of the Buyer will be handled in the same manner as noted above for other Blueprints and Media and the data provided therein.
Section 27 (Resolution of Issues Regarding Blueprints and Media or Other Data)
27.1 The Seller shall inform the Buyer of any questions or points of clarification regarding the Blueprints and Media or other data provided, or the Buyer’s directions or explanations regarding the items therein, and shall follow all the Buyer’s instructions regarding such issues.
Article 9: Intellectual Property Rights
Section 28: (Management of Intellectual Property and Other Rights)
28.1 All patents, utility model rights, design rights, trademartks, semiconductor circuit layout access rights, copyrights, and the rights to the use of all such rights (hereafter, the “IP Rights”), as well as confidential business information and expertise (hereafter, collectively with IP Rights, the “IP Rights and Other Information”) disclosed to the Seller by the Buyer, or for which the Seller has the Buyer’s permission for implementation, use, or application (hereafter, the “Implementation”), shall be maintained by the Seller under the careful supervision of a qualified manager, and the Seller shall further comply with the following:
1)	Implementation shall be solely for that purpose under which disclosure was made or permission for Implementation given to the Seller by the Buyer in connection with the Buyer’s order for the Materials.

2)	The Seller shall not disclose or leak to, or permit Implementation by any third party of the IP Rights and Other Information without the prior written permission of the Buyer.

3)	The Seller shall not apply for patents to or register any of the IP Rights and Other Information.
Section 29: (Ownership of IP Rights and Other Information)
29.1 Should Seller or Seller’s employees produce any inventions or ideas based on Blueprints and Other Media, or on Materials developed using, or production methods based on, information provided by Buyer, or produce any designs, copyrights (including copyrights to programs and secondary use copyrights), circuit layouts, expertise, or other creations based on technical results (hereafter, the “Inventions”) thereof, Seller shall promptly inform

Buyer of such content and the process leading to its development, and the Parties shall enter into discussions regarding any ownership of any IP rights, application for IP Rights to any Inventions, and registration of such Inventions.
Article 10: General Terms
Section 30: (Improvement Efforts)
30.1 In order to ensure the continuous improvement in the price, quality, functioning, and manufacture of the Materials, the Seller shall develop new technology, and shall take active steps to share information and make proposals for improvement.
30.2 The Buyer shall, when necessary, provide advice and direction regarding the manufacture of the Materials, their quality, delivery management, and improvements to facilities.
Section 31: (Regulatory Compliance)
31.1 The Seller shall comply with all Regulations, and shall perform its obligations under the Individual Contracts in a fair and equitable manner.
31.2 The Seller shall respond promptly to all requests for the Materials and reports as may be required by the Buyer to comply with Regulations concerning the Materials.
Section 32: (Assignment of Rights)
32.1 Without the prior written permission of the other party, neither Party may:
1)	Allow a third party to fulfill all or part of its obligations under this Agreement or under the Individual Contracts.

2)	Assign all or part of its financial liabilities or rights under this Agreement or under the Individual Contracts to a third party, provide them as collateral, or otherwise dispose of them.
Section 33: (Confidentiality)
33.1 Neither party may disclose or leak to any third party any of the following information without the prior written permission of the other party:
1)	Any information disclosed to it by the other party in negotiations prior to the signing of this Agreement or the Individual Contracts, including technical and business information of the disclosing party provided via blueprints, specifications, materials, forms, facilities, requests for proposal, or through verbal explanations.

2)	Any information disclosed to it by the other party subsequent to the signing, and as a result of the performance of this Agreement or the Individual Contracts, including technical and business information of the disclosing party provided via blueprints, specifications, materials, forms, facilities, requests for proposal, or through verbal explanations.

3)	In addition to the above, any other technical or business information of the other party obtained through under this Agreement or under the Individual

Contracts.
33.2 The conditions described in 33.1 above shall not apply to the following information:
1)	Information already known to the receiving party at the time of its disclosure.

2)	Information developed independently.

3)	Information legally obtained from a third party without obligation of confidentiality.

4)	Information already in the public domain.
Section 34: (Resolution of Conflicts Relating to Third Party IP Rights)
34.1 The Seller shall conduct research into, and shall take all reasonable business precautions to ensure that the Materials, their use, or their sale do not infringe on any third party IP Rights, either in Japan or overseas, and, except where otherwise provided for in the Individual Contracts, shall, at the time of delivery, warrant that the Materials, their use, or their sale do not in fact infringe on any third party IP Rights, provided, however, that this obligation shall not apply when such infringement is attributable to the Buyer.
34.2 Should the Materials, their use, or their sale be found to infringe, or carry the possibility of infringing, on any third party IP rights, in violation of 34.1 above, the Seller shall promptly inform the Buyer of such possible infringement, and shall, at its own expense and liability, resolve any such infringement.
34.3 Notwithstanding the above, should any third party make claim against the Buyer, its subsidiaries, distributors, or customers related to the warranty provided in 34.1 above concerning the Materials, their use, or their sale, or demand a suspension of sales, compensation for damages, or otherwise present a conflict regarding infringement of that third party’s IP Rights, the Buyer shall promptly inform the Seller of such conflict, and the Seller shall indemnify the Buyer for any damages (including payment of legal fees) it incurs determined to be caused by any violation of the warranty provided in 34.1, above.
Section 35: (Reporting Obligation)
35.1 Commencing with the start of business, the Seller shall provide regular reports to the Buyer on those items and in the format specified by the Buyer.
35.2 The Seller shall inform the Buyer in advance of the following:
1)	Any changes to the reports required under 35.1 above.

2)	Mergers, increases or reductions in capital, corporate dissolution, assignment of all or part of sales, or any other significant changes or potential changes to borrowings, assets, or operations.
35.3 In addition to reporting as required in 35.1 and 35.2, above, the Seller shall also, when so requested by the Buyer, cooperate in providing survey result forms and other materials in the form specified by the Buyer.
Section 36: (Enhancements and Maintenance)
36.1 Subsequent to delivery of the Materials, the Seller shall, at the request of the Buyer, cooperate in the enhancement and maintenance of the Materials, with terms of such cooperation to be determined through mutual discussion between the Parties.

Section 37: (Provision of Maintenance Parts)
37.1 The Seller shall cooperate in providing maintenance parts related to the Materials even after the completion of a transaction for such Materials, provided, however, that the terms of each case will be determined through mutual discussion between the Parties.
37.2 Regardless of ownership, the Seller shall inform the Buyer in advance of any issues that may affect the Seller’s ability to fulfill its obligation to supply maintenance parts and related tools, and enhance production facilities, with the terms of each case to be determined through mutual discussion between the Parties.
Section 38: (Termination of or Revisions to Individual Contracts)
38.1 The Buyer may, upon notice to the Seller, terminate or revise all or part of an Individual Contract, provided that should such termination or revision result in loss to the Seller, the Parties may, upon request of the Seller, determine compensation to the Seller through mutual discussion between the Parties.
Section 39: (Termination of the Agreement or the Individual Contracts)
39.1 Should one or more of the following conditions apply to either party, that party shall, with or without notification from the other party, lose all benefit of term regarding any or all liabilities (including those obligations received from a third party), and the other party may immediately demand fulfillment of such obligations, and may also terminate all or part of this Agreement and/or the Individual Contracts:
1)	Violation of the terms of this Agreement or the Individual Contracts.

2)	The unlikelihood of the Materials being delivered by the Delivery Date.

3)	Bankruptcy, start of civil rehabilitation proceedings, start of corporate reorganization or petition for corporate reorganization, or when the company enters liquidation proceedings.

4)	Stop payments (including a single non-payment of a check or draft), or order for suspension of business with a clearinghouse.

5)	Attachment, provisional attachment, provisional disposition or petition for auction, or attachment for delinquent tax.

6)	Loss of business license or suspension of business order from a relevant regulatory agency.

7)	Petition for deferral of performance of obligation to the other party or any third party, or preparations for a meeting of creditors or the disposal of major assets, or other indications that the party may be unable to fulfill its obligations.
Section 40: (Measures Necessary for Completion of the Materials)
40.1 Upon the termination of an Individual Contract, the Seller shall promptly return to the Buyer any Supplied Products and Jigs/Tools belonging to the Buyer, as well as any Blueprints and Other Media as provided for in 25.1 and 25.2 above.
40.2 Should the Seller be found in violation of any provision of 39.1 above, the Buyer may, upon notice to the Seller, obtain the rights to all Materials and to unfinished Materials still in production, and the Seller shall promptly deliver such Materials to the Buyer. A fair price for the unfinished Materials still in production shall be determined based on the original Materials pricing and a per-piece rate based on volume.
40.3 Should the Seller be found in violation of any provision of 39.1 above, the Buyer may, upon notice to the Seller, acquire or lease the rights to all Supplied Products, raw materials, machinery and equipment, tools, forms, blueprints, specifications, programs, film, magnetic tape, magnetic disks, and other items belonging to the Seller required for the completion of the Materials, and the Seller shall promptly deliver such items to the Buyer. Items will be assessed and a fair and equitable purchase or lease price will be set.
Section 41: (Previous Agreements)
41.1 Any Basic Agreement that may exist between the Parties prior to the signing of this Agreement (hereafter, the “Previous Agreement”) shall cease to be valid upon the signing of this Agreement.
41.2 Notwithstanding the forgoing, terms of the Previous Agreement shall govern all liabilities and obligations related to Individual Contracts executed under the Previous Agreement.
41.3 Any letters of understanding between the Parties regarding modifications or additions to the Pervious Agreement shall be deemed agreements between the Parties under 3.1 above.
Section 42: (Survival Provisions)
42.1 Terms of any Individual Contracts closed prior to the termination or cancellation of this Agreement, as well as those terms in this Agreement affecting such Individual Contracts, shall survive the termination or cancellation of this Agreement.
42.2 Terms of Section 19 (Warranty after Successful Testing or Acceptance under Special Use), Section 28 (Management of Intellectual Property and Other Rights), Section 29 (Ownership of IP Rights), Section 33 (Confidentiality), Section 34 (Resolution of Conflicts Regarding Third Party IP Rights), Section 36 (Enhancements and Maintenance), Section 37 (Provision of Maintenance Parts), and Section 41 (Previous Agreements) shall all survive the termination or cancellation of this Agreement.
Section 43: (Contact with Customers)
43.1 The Seller may, only when so directed by the Buyer, have direct contact with the Buyer’s clients under the Individual Contract.
Section 44: (Jurisdiction)
44.1 Any and all conflicts arising from this Agreement or the Individual Contracts shall fall under the exclusive jurisdiction of the Regional Court in the district where the Buyer’s headquarters are located.
Section 45: (Mediation)
45.1 All issues and concerns not addressed by the terms of this Agreement or the

Individual Contracts, and not resolvable through normal business practice, shall be resolved through mutual discussion between the parties.
Section 46: (Term)
46.1 This Agreement shall be valid for a period of ___full years from the date of its signing.
46.2 Unless either party gives notice to the other within one month prior to the expiration of the Term, this Agreement shall automatically be renewed for a period of one year, under the same terms and conditions, and the same shall apply to subsequent renewals.

Memorandum Regarding Trade Secrets
In order to define the handling of Trade Secrets under the terms of Section 33 (Confidentiality) of the Basic Agreement, the Parties hereby enter into this Memorandum (hereafter, the “Memorandum”).
Section 1: (Applicability)
1.1 This Memorandum shall govern the handling of all trade secrets disclosed by one party to the other in the course of negotiating, and subsequent to the signing of, the Basic Agreement and the Individual Contracts for Materials transactions between the Parties.
Section 2: (Relationship between the Memorandum and the Basic Agreement)
2.1 All terms not covered in the Memorandum shall be governed by the provisions of the Basic Agreement.
Section 3: (Definitions)
3.1 Terms used in the Memorandum shall be defined as follows:
1)	Trade Secrets

Whether in writing or otherwise, all information treated as confidential and not generally made public regarding production methods, sales methods, and other technical or business information valuable to the conduct of business (including third party trade secrets disclosed under obligation of confidentiality).

2)	Confidential Documents

All trade secrets in document form (including blueprints, film, floppy disks, magnetic disks, and other media), samples, prototypes, semifinished goods, and other tangible objects.
Section 4: (Handling of Questions)
4.1 Should the confidential nature of any technical or business information disclosed as a trade secret be in doubt, the Parties shall determine any obligation to handle the information as such via mutual discussion.
Section 5: (Warranty of Authorization)
5. 1 The Parties hereby warrant that each is duly authorized to disclose trade secrets under this Memorandum.
Section 6: (Disclosure of Trade Secrets)
6.1 Each party shall, when disclosing confidential documents to the other, clearly mark the confidential documents as trade secrets, except in cases that when such marking is made difficult by the type or nature of the document, or would not be considered normal practice, such marking may be foregone provided the confidential documents are handled in accordance with the terms of Paragraph 3 of this section, below.

6.2 Should either party be required to disclose trade secrets to the other either verbally or aurally, the content of such trade secrets shall be put in writing, and the subsequent document clearly marked as containing trade secrets.
6.3 The Parties agree that terms related to the use, extent of disclosure, period of confidentiality, management, and return of all trade secrets shall be determined on an “as needed” basis via mutual discussion between the parties.
Section 7: (Handling of Trade Secrets)
7.1 Each party shall protect the confidentiality of the trade secrets revealed to it by the other party, and shall not use or disclose the trade secrets for other than their intended purpose without the prior written permission of the disclosing party, provided however that this shall not apply when the Buyer is using the Materials, or products containing the Materials, in its sales activities.
Section 8: (Handling in the Case of Uncompleted Contracts)
8.1 Should any Individual Contract not be completed between the Parties, any confidential documents provided by one party to the other in the course of negotiating said Individual Contract shall be promptly returned to the disclosing party, and utmost care shall be taken in ensuring that such confidential documents are not otherwise used or disclosed.
Section 9: (Handling Once Intended Purpose is Complete)
9.1 All confidential documents disclosed or lent by one party to the other shall be promptly returned to the disclosing party once their intended use has been completed.
Section 10: (Inspections)
10.1 Either party may, upon mutual discussion, inspect the handling of confidential information by the other party, to confirm compliance with the terms of this Memorandum regarding proper handling of trade secrets.
Section 11: (Confidentiality Obligation of Departing Employees)
11.1 For directors and employees of either party who may have had knowledge of trade secrets during their employment and who then depart the company, each party is responsible for clarifying with such departing employees, either via a contract or written pledge, their obligation to maintain the confidentiality of the other party’s trade secrets.
Section 12: (Mediation)
12.1 All issues arising from this Memorandum and not resolvable through normal business practice, shall be resolved via mutual discussion between the Parties.
Section 13: (Term)
13.1 The term of this Memorandum shall be the same as for the Basic Agreement.

Section 14: (Survival Provisions)
14.1 Terms of any Individual Contracts closed prior to the termination of this Memorandum, as well as those terms in this Memorandum affecting such Individual Contracts, shall survive the termination of this Memorandum.
14.2 Terms of Section 5, Section 7, Section 8, Section 9, Section 10, and Section 11 of this Memorandum shall survive the termination of this Memorandum.
IN WITNESS HEREOF, the Parties hereby duly execute two copies of this Memorandum Regarding Trade Secrets, with each party retaining one copy for its records.
April 1, 2003

Buyer:	Renesas Technology Sale Co., Ltd.
2-6-2 Otemachi, Chiyoda-ku, Tokyo
Katsumi Suizu, President

Seller:	Opnext Japan, Inc.
216 Tosuka-cho, Tosuka-ku, Yokohama, Kanagawa
Tadayuki Kanno, Representative Director